ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-261307

DOLLAR TREE, INC.

PRICING TERM SHEET

November 29, 2021

$800,000,000 2.650% Senior Notes due 2031

$400,000,000 3.375% Senior Notes due 2051

This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated November 29, 2021 (the “Preliminary Prospectus Supplement”), supplementing the base prospectus dated November 23, 2021 (the “Base Prospectus”) included in the registration statement (File No. 333-261307) filed with the Securities and Exchange Commission (the “SEC”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent it is inconsistent with the information contained therein. Terms used and not defined herein have the meanings assigned in such Preliminary Prospectus Supplement.

Terms Applicable to Both Series of Notes
Issuer:	Dollar Tree, Inc.
Form of Offering:	SEC Registered
Current Rating (Moody’s / S&P)*:	Baa2 / BBB
Proceeds, Before Expenses:	$1,188,688,000
Trade Date:	November 29, 2021
Settlement Date:	December 1, 2021 (T+2)
Use of Proceeds:	We expect to use the net proceeds from this offering to redeem our Existing 2023 Senior Notes, with any remaining amounts to be used for general corporate purposes, which may include repurchases of the Company’s common stock.

Terms Applicable to Each Series of Notes
Title of Securities:	2.650% Senior Notes due 2031	3.375% Senior Notes due 2051
Final Maturity Date:	December 1, 2031	December 1, 2051
Principal Amount:	$800,000,000	$400,000,000
Benchmark Treasury:	1.375% due November 15, 2031	2.000% due August 15, 2051
Benchmark Treasury Price and Yield:	98-18; 1.531%	102-22+; 1.881%
Spread to Benchmark Treasury:	+115 basis points	+150 basis points
Yield to Maturity:	2.681%	3.381%
Price to Public:	99.730%, plus accrued interest, if any, from December 1, 2021	99.887%, plus accrued interest, if any, from December 1, 2021
Coupon:	2.650%	3.375%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2022
Record Dates:	May 15 and November 15
Optional Redemption:	T+20 basis points (prior to September 1, 2031); on and after September 1, 2031 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date	T+25 basis points (prior to June 1, 2051); on and after June 1, 2051 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date
CUSIP/ISIN Numbers:	CUSIP: 256746 AJ7 ISIN: US256746AJ71	CUSIP: 256746 AK4 ISIN: US256746AK45

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Fifth Third Securities, Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.
Senior Co-Managers:	PNC Capital Markets LLC Regions Securities LLC Truist Securities, Inc. Wells Fargo Securities, LLC
Co-Managers:	Citizens Capital Markets, Inc. HSBC Securities (USA) Inc. Huntington Securities, Inc. TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling BofA Securities, Inc. at (800) 294-1322 or J.P. Morgan Securities LLC at (212) 834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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